Exhibit 3(ii).3

Secretary’s Certificate

Amendment to Bylaws

On September 19, 2012 , at a duly called and held meeting of the Board of Directors of AvalonBay Communities, Inc.  (the  “Company”), the Board adopted the following amendment to the Company’s Bylaws:

That Section 1.08 of the Amended and Restated Bylaws of the Company, as adopted by the Board of Directors on May 21, 2009 and amended on February 10, 2012, is hereby amended in its entirety to read as follows (new language is bold and underlined and deleted language is ~~struckthrough~~):

1.08  VOTING.

(a)           A majority of the votes cast at a meeting of Stockholders duly called and at which a quorum is present shall be sufficient to take or authorize action upon any matter which may properly come before the meeting, unless more than a majority of the votes cast is specifically required by statute, the Charter or these Bylaws. Unless otherwise provided by statute or by the Charter, each outstanding share (a “Share”) of Stock of the Corporation, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of Stockholders.  Any holder of shares entitled to vote on any matter may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or, other than elections to office, vote them against the proposal but, if the Stockholder fails to specify the number of shares such Stockholder is voting affirmatively, it shall be conclusively presumed that the Stockholder’s approving vote is with respect to all votes said Stockholder is entitled to cast.  Shares of its own Stock directly or indirectly owned by the Corporation shall not be voted at any meeting and shall not be counted in determining the total number of outstanding Shares entitled to vote at any given time, but Shares of its own voting Stock held by it in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding Shares at any given time.  Notwithstanding anything else contained in these Bylaws, the rights of any class of “Excess Stock” (as such term is defined in the Charter) and the rights of holders of any class of Excess Stock shall be limited to the rights with respect thereto provided in the Charter.  ~~Notwithstanding the foregoing, the affirmative vote of holders of Shares entitled to cast a majority of all of the votes entitled to be cast in the election of Directors shall be required to elect a Director.  Each share may be voted for as many individuals as there are directors~~  Notwithstanding the foregoing, a nominee for Director shall be elected as a Director only if such nominee receives the affirmative vote of a majority of the total votes cast for and affirmatively withheld as to such nominee at a meeting of Stockholders duly called and at which a quorum is present.  However, Directors shall be elected by a plurality of votes cast at a meeting of Stockholders duly called and at which a quorum is present for which (i) the Secretary of the Corporation receives notice that a Stockholder has nominated an individual for election as a Director in compliance with the requirements of advance notice of Stockholder nominees for Director set forth in Section 1.03, and (ii) such nomination has not been withdrawn by such Stockholder on or before the close of business on the tenth day before the date of filing of the definitive proxy statement of the Corporation with the Securities and Exchange Commission, and, as a result of which, the number of nominees is greater than the number of Directors to be elected at the meeting.  Each share may be voted for as many individuals as there are Directors to be elected and for whose election the share is entitled to be voted.

(b)           If an incumbent Director fails to receive the required vote for re-election in accordance with paragraph (a) of this Section 1.08 in an election where the number of nominees is not greater than the number of Directors to be elected at the meeting, he or she shall offer to resign from the Board of Directors and the Nominating and Corporate Governance Committee of the Board of Directors will consider such offer to resign, will act on an expedited basis to determine whether to accept such Director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors.  The Director whose resignation is under consideration shall not participate in any deliberation or vote of the Nominating and Corporate Governance Committee or the Board of Directors regarding that resignation but may participate in the deliberation or vote on any other business transacted by the Board of Directors or any committee thereof.  Notwithstanding the foregoing, in the event that no nominee for Director receives the vote required in paragraph (a) of this Section 1.08, the Nominating and Corporate Governance Committee shall make a final determination as to whether to recommend to the Board of Directors whether to accept any or all resignations, including those resignations from members of the Nominating and Corporate Governance Committee, and any and all Directors may participate in the Board of Directors’ deliberation and vote on such recommendation.  The Nominating and Corporate Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept a Director’s resignation.  Within 90 days after the date of certification of the election results, the Board of Directors will promptly disclose its decision and basis for whether to accept the resignation (or the reasons for not accepting the resignation, if applicable) in a press release, in a filing with the Securities and Exchange Commission or by other public announcement (including a posting on the Corporation’s website).  If such incumbent Director’s resignation is not accepted by the Board of Directors, such Director will continue to serve until his or her successor is elected and qualifies, or his or her death, resignation, retirement or removal, whichever event shall occur first.  If a Director’s resignation is accepted by the Board of Directors, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the Charter or decrease the size of the Board of Directors pursuant to Section 2.03.